EXHIBIT 99.1

PRESS RELEASE

EDUCATIONAL DEVELOPMENT CORPORATION

ANNOUNCES EXECUTIVE MANAGEMENT CHANGE

CRAIG WHITE PROMOTED TO PRESIDENT, CHIEF EXECUTIVE OFFICER AND APPOINTED TO THE BOARD OF DIRECTORS

TULSA, OK, July 13, 2021—Educational Development Corporation (“EDC”, or the “Company”) (NASDAQ: EDUC) today announced that Randall White is transitioning from his role as President and Chief Executive Officer to active Executive Chairman. Craig White, Chief Operating Officer, has been promoted to Chief Executive Officer and President of the Company. All changes became effective on July 13, 2021. Craig White has also been appointed and unanimously approved to the Company’s Board of Directors.

Effective July 13, 2021, Randall White will serve as Executive Chairman, and in that capacity will remain active to inform the Board of Directors on the Company’s performance, continue mentoring key executives, and serve as an advisor to the day-to-day and strategic operations of the Company. Randall White will also remain as Chairman of the Board.

“It has been my honor and privilege to serve as President and Chief Executive Officer of Educational Development Corporation. We are strong financially, operationally, and well positioned for continued growth with over $200 million in annual revenues. On behalf of myself and the Board of Directors, we are pleased to appoint Craig White as the new President and Chief Executive Officer of EDC. Craig has served alongside me at EDC for over 30 years and his experience and accomplishments have prepared him for this exact opportunity,” said Randall White. “I am confident that Craig, along with all the members of our team, will continue to position EDC for growth while focusing on driving shareholder value for decades to come. Having served over 35 years as President and CEO, I feel this is the right time for a leadership transition. I remain confident and vested in the long-term success of the Company by continuing as Chairman of the Board and remaining the largest individual shareholder. I am also excited to continue my active involvement as Executive Chairman. This Company has been my life’s work and passion. It has truly been my honor and a privilege to serve our salesforce, our employees and our shareholders,” concluded Randall White.

Craig White commented, “I am extremely proud of the opportunity to continue to build on the legacy that Randall has created at EDC. I have spent most of my life seeing the difference our Company makes in the lives of so many through our literacy mission, and it is my distinct privilege to be able to lead us into the future. Randall has served as a mentor to me, and I look forward to him continuing to serve in his new role as Executive Chairman. Randall’s guidance and industry knowledge is invaluable as we continue to lead EDC. We have a strong management team, and I am delighted to have Heather Cobb, our Chief Sales and Marketing Officer and Dan O’Keefe, our Chief Financial Officer by my side. The Company’s guiding principles of fiscal conservatism and value creation remain unchanged. I look forward to the continued success of EDC and to delivering long-term value to our shareholders.”

Craig White joined the Company 1983 and has served in various roles. Craig most recently served as Chief Operating Officer since August of 2018. Previously, Craig led the Company’s IT team, building proprietary software systems, and has overseen several software upgrades and implementations. Over the past five years, Craig has collaborated with partners and vendors to build and implement state-of-the-art distribution software and pick lines. Craig’s efforts have been notably successful as he was recently featured on the cover of Modern Material Handling magazine, recognizing EDC as one of the most innovative and efficient distribution systems in the industry. Craig graduated from Oklahoma State University with a bachelor’s degree in Electrical and Computer Engineering.

About Educational Development Corporation (EDC)

EDC is a publishing company specializing in books for children. EDC is the exclusive United States trade co-publisher of the line of educational children’s books produced in the United Kingdom by Usborne Publishing Limited (“Usborne”) and we also exclusively publish books through our ownership of Kane Miller Book Publisher (“Kane Miller”); both international award-winning publishers of children’s books. EDC’s current catalog contains over 2,000 titles, with new additions semi-annually. Both Usborne and Kane Miller products are sold via 4,000 retail outlets and by independent consultants, who hold book showings in individual homes, through social media, book fairs with school and public libraries, direct and internet sales.

Contact:

Educational Development Corporation

Randall White, (918) 622-4522

Investor Relations:

    Three Part Advisors, LLC

    Steven Hooser, (214) 872-2710

Cautionary Statement for the Purpose of the “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995.

The information discussed in this Press Release includes “forward-looking statements.” These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and we can give no assurance that such expectations or assumptions will be achieved. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, our success in recruiting and retaining new consultants, our ability to locate and procure desired books, our ability to ship the volume of orders that are received without creating backlogs, our ability to obtain adequate financing for working capital and capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, the COVID-19 pandemic, as well as those factors discussed in our Annual Report on Form 10-K for the year ended February 28, 2021, all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in our Annual Report on Form 10-K for the year ended February 28, 2021 and speak only as of the date of this Press Release. Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.